Exhibit 2.1

Membership Interest PURCHASE AGREEMENT

DATED AS OF OCTOBER 2, 2023

BY AND Among

dOLPHIN ENTERTAINMENT, INC.,

Nicole Vecchiarelli,

Andrea Oliveri,

FOXGLOVE CORP.,

AND

ALEXANDRA ALONSO

Exhibits
Exhibit A	Form of Employment Agreement
Exhibit B	Working Capital Calculation; Current Assets and Current Liabilities
Exhibit C	Form of General Release
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Assignment and Assumption of Membership Interests Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 2, 2023, by and among Dolphin Entertainment, Inc., a Florida corporation (“Purchaser”), Nicole Vecchiarelli (“Seller 1”), Andrea Oliveri (“Seller 2”), Foxglove Corp., a New York corporation (“Seller 3”), and Alexandra Alonso (“Seller 4”, and together with Seller 1, Seller 2 and Seller 3, the “Sellers” and each a “Seller”). Purchaser and Sellers are each hereinafter referred to as a “Party”, and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Sellers own all the issued and outstanding membership interests (the “Membership Interests”), of Special Projects Media LLC, a New York limited liability company (the “Company”), comprising 100% of the issued and outstanding Equity Interests in the Company;

WHEREAS, the Company owns and operates an event production, talent booking, trend forecasting, marketing, and editorial booking firm, which specializes in the entertainment industry (the “Business”);

WHEREAS, Sellers desires to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Membership Interests in consideration for cash and shares of Purchaser’s common stock (“Dolphin Common Stock”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, prior to the date hereof, Buyer has reimbursed the Company for the Audit Costs incurred by the Company related to the transactions contemplated under this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the Parties hereby, intending to be legally bound, agree as follows:

Article I
Defined Terms

Section 1.1 Definitions. As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any specified Person: (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any officer or director of such Person, (c) with respect to any partnership, joint venture, limited liability company or similar Person, or any general partner or manager thereof and (d) when used with respect to an individual, shall include any member of such individual’s immediate family or a family trust.

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“Audit Costs” means Twelve Thousand Dollars ($12,000).

“Authority” means any governmental, regulatory, or administrative body, agency, commission, department, bureau, instrumentality, tribunal, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state, provincial or local, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Laws.

“Books and Records” means all minute books, corporate records, books of account and accounting records of the Company, and listings of (i) all bank accounts, investment accounts and lock boxes maintained by the Company that references the names and addresses of the financial institutions where they are maintained and (ii) the names of all Persons that are registered with such financial institutions as authorized signatories to operate such bank accounts, investment accounts and lock boxes.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are required or authorized by Law to be closed.

“CARES Act” means the U.S. Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means all cash and cash equivalents of the Company (including marketable securities and short term investments) on hand or on deposit as of the applicable date (the amount of which shall be reduced by (i) all claims against such cash and cash equivalents represented by outstanding checks, drafts, wire transfers or similar instruments which have not been applied against such cash and cash equivalent balances and (ii) all escrowed cash or other restricted cash balances, including security deposits under leases).

“Closing Sellers Cash Consideration” means an amount of cash equal to $5,000,000 payable to Sellers on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IT Systems” means all Software, computers, computer hardware, screens, servers, workstations, routers, hubs, switches, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company’s Knowledge” means the actual knowledge of each of each of Seller 1 and Seller 2.

“Contracts” means all contracts, options, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, obligations, commitments and arrangements, whether written or oral, expressed or implied, in each case as amended from time to time.

“Current Assets” means the total of the Company’s current assets, which current assets shall include only the line items set forth on Exhibit B under the heading “Current Assets” and no other assets, which for the avoidance of doubt shall exclude Cash.

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“Current Liabilities” means the total of the Company’s current liabilities, which current liabilities shall include only the line items set forth on Exhibit B under the heading “Current Liabilities” and no other liabilities. For the avoidance of doubt, such term shall exclude Indebtedness and Transaction Expenses.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company, to the conduct of the Business, or to any of the Company IT Systems or any Business data: (i) the Company’s own rules, policies, and procedures; (ii) all applicable laws, rules and regulations relating to privacy, data protection, or data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, use and disposal of Personal Data; (iii) industry standards applicable to the industry in which the Business operates; and (iv) Contracts into which the Company has entered or by which it is otherwise bound.

“Disclosure Schedule” means the Disclosure Schedule dated as of the Closing Date and delivered by Sellers or Purchaser, as applicable, concurrently with the execution and delivery of this Agreement.

“Employee Plans” means each written or oral: employee benefit plan, agreement, program, policy and commitment (including “employee benefit plans” within the meaning of Section 3(3) of ERISA), and each stock purchase, stock option, restricted stock or other equity-based arrangement, severance, employment, termination, retention, consulting, change-of-control, bonus, incentive, deferred compensation, vacation, paid time off, fringe benefit or other benefit plans, agreements, programs, policies or commitments, whether or not subject to ERISA, (i) under which any current or former director, officer, employee or consultant of the Company has any right to benefits and (ii) which are maintained, sponsored or contributed to by the Company or to which any the Company makes or is required to make contributions or under which the Company has or could reasonably be expected to have any direct or indirect liability, contingent or otherwise.

“Employment Agreements” means the employment agreements to be executed by each of Seller 1 and Seller 2 and the Company, in the form attached hereto as Exhibit A.

“Equity Interest” of any Person means any (i) capital stock, membership or partnership interest, unit or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing, (iii) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing or (iv) contracts, commitments, and agreements relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor Law, and the rules and regulations thereunder or under any successor Law, all as from time to time in effect.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is, or was at the relevant time, treated as a single employer under Sections 3(5) or 40001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“FFCR Act” means the Families First Coronavirus Response Act.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 4.1, Section 4.2, Section 4.4 and Section 4.22.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof consistently applied.

“Indebtedness” means, with respect to any Person, without duplication (a) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (b) indebtedness evidenced by any note, bond, debenture or other debt instrument, (c) obligations under any interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments, (d) capital lease obligations recorded in accordance with GAAP, (e)  amounts owing as deferred purchase price for any assets, including contingent payments, incentives or earn-outs (or any similar obligations), (f) any accrued interest, premiums, penalties, “breakage costs,” redemption fees, requirement to pay early, or other termination fees with respect to any of the foregoing types of obligations, (g) any performance bond, letter of credit or surety bond, in each case, solely to the extent drawn upon or payable and not continuing, or any bank overdrafts and similar charges, (h) guarantee or assumption of any such indebtedness described in clauses (a) through (g) above or any debt securities of another Person, and (i) any “keep well” or other similar agreement that requires a Person to maintain any financial statement condition of another Person. Notwithstanding the foregoing, for purposes of calculating Final Indebtedness, Closing Indebtedness and Estimated Indebtedness, “Indebtedness” shall not include any Current Liabilities to the extent included in Working Capital.

“Indemnifying Party” means, with respect to a particular matter, a Person who is required to provide indemnification under Article VII to another Person.

“Independent Accountant” means a nationally or regionally recognized accounting firm selected by mutual agreement of Purchaser and Sellers that has not performed accounting, Tax or auditing services for Purchaser, Sellers, the Company or any of their respective Affiliates during the past three years.

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“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) all patents, patentable inventions and patent applications and all reissues, divisions, divisionals, provisionals, continuations and continuations-in-part, renewals, extensions, reexaminations, utility models, certificates of invention and design patents, registrations and applications thereof, and all documents and filings claiming priority to or serving as a basis for priority thereof, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (and any embodiments thereof, e.g., graphics files or logo designs), (iii) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (iv) Software, (v) all trade secrets, research records, processes, procedures, sales plans, sales strategies, manufacturing formulae, know-how, blue prints, designs, plans, inventions and databases, confidential information and other proprietary information and rights (whether or not patentable or subject to copyright or trade secret protection), (vi) all Internet addresses, sites, social media accounts and identifiers, domain names and numbers, (vii) all moral and economic rights of authors and inventors, however denominated, (viii) any other intellectual property and proprietary rights of any kind, nature or description, and (ix) any copies of tangible embodiments thereof (in whatever form or medium).

“IP Agreements” means all agreements concerning Intellectual Property or Company IT Systems assets related to, or used in, the Business, including (a) licenses of Owned Intellectual Property by the Company to third parties, (b) licenses of Intellectual Property by third parties to the Company, (c) agreements between the Company and third parties relating to the development or use of Owned Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to Internet websites and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any administrative, judicial, or legislative code, finding, law, interpretation, ordinance, policy statement, proclamation, regulation, requirement, rule, statute, or writ of any Authority or the common law.

“Legal Action” means, with respect to any Person, any and all litigation or legal or other actions, arbitrations, claims, counterclaims, disputes, grievances, investigations, proceedings (including condemnation proceedings), subpoenas, requests for material information by or pursuant to the order of any Authority, at Law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person’s business, property or assets.

“Liability” means any and all Indebtedness, liabilities, commitments, loss, damage, penalties, Taxes, expenses (including reasonable attorney’s fees and costs of investigation) or obligations, of any kind whatsoever, whether asserted or unasserted, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Legal Action or Order, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

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“Licensed Intellectual Property” means Intellectual Property that the Company license or is authorized to use pursuant to the IP Agreements.

“Lien” means any: mortgage; lien (statutory or other) or encumbrance; or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance; (including any unallocated title reservations or any other title matters which impairs marketability of title); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; rights of first refusal or rights of first offer, any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation.

“Losses” means losses, damages, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ and accounting fees and expenses; but excluding lost profits and diminution of value.

“Material Adverse Effect” means any effect or change that is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or financial conditions of the Company or the Business, taken as a whole, or on the ability of Sellers to consummate the transactions contemplated herein; provided, however, that a Material Adverse Effect shall not include any such effects or changes to the extent resulting from or arising out of: (i) changes to the U.S., or global economy, in each case, as a whole, or that affect the industry or markets in which the Company or the Business operates as a whole, (ii) the announcement or disclosure of the transactions contemplated herein effected in accordance with the terms of this Agreement, (iii) any hurricane, earthquake or other natural disasters (including airport closures and/or delays as a result therefrom), (iv) any public health emergency, widespread occurrences of infectious diseases, epidemic, pandemic or disease outbreak, or changes in actual or threatened pandemics (including COVID-19, SARS-CoV-2 virus or any mutation or variation thereof or related health condition), any Authority or public health authority’s response to any actual or threatened epidemics or pandemics (including any government mandated shutdown, restrictions on travel or requirement to shelter at home), (v) general economic, regulatory or political conditions, (vi) changes in accounting rules, (vii) changes in the debt or securities markets, (viii) the engagement by any country or foreign organization in hostilities (or the escalation thereof), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (ix) changes in currency exchange rates or commodities prices, (x) changes in Law, (xi) compliance with the terms of this Agreement, (xii) any act or omission of the Company or the Business taken with the prior consent of, or at the request of, Purchaser, or (xiii) any failure of the Company or the Business to meet projections or forecasts (provided that the underlying causes of such failure shall be considered in determining whether there is or has been a Material Adverse Effect); provided, further, that the exclusions provided in clauses (i) and (iii) – (x) shall not apply to the extent the Company is materially and disproportionately adversely affected by any event relative to other participants in the industries in which the Company generally operates.

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“Minimum Operating Cash” means $175,000 in Cash.

“Multiemployer Plan” means (i) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (ii) any “multiple employer plan” within the meaning of the Code or ERISA.

“Orders” means any writ, order, judgment, injunction, decree, ruling or consent, whether temporary, preliminary or permanent, of or by an Authority.

“Organizational Documents” means, with respect to a Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital or equity interests, with respect to a Person that is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof) and with respect to a Person that is a limited liability company, its certificate of formation or articles of organization, its limited liability company operating agreement, any agreements among members of such Person and similar agreements.

“Owned Intellectual Property” means the Intellectual Property that is owned by, or exclusively licensed to, the Company.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained or required to be obtained from any Authority.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; (iii) Liens for Indebtedness reflected on the Latest Balance Sheet, which Liens will be discharged as of or prior to Closing; (iv) Liens set forth on Section 1.1 of the Disclosure Schedule, (v) requirements and restrictions of zoning, building and other Laws, rules and regulations related to zoning and buildings, and (vi) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which do not, individually or in the aggregate, have a Material Adverse Effect.

“Person” means any natural person, corporation, association, partnership, organization, business, limited liability company, firm, trust, joint venture, unincorporated organization or any other entity or organization, including an Authority.

“Personal Data” means information related to an identified or identifiable individual or device (such as name, street address, telephone number, e-mail address, financial account number, social security number, customer or account number, government-issued identifiers, online identifiers and any other data used or intended to be used to directly or indirectly identify, contact or precisely locate a person or device).

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“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Taxes” means (i) any and all Taxes of the Company for any Pre-Closing Tax Period, (ii) any and all Taxes of Sellers (including, capital gains Taxes arising as a result of the transactions contemplated by this Agreement for any Tax period), (iii) any Taxes for which the Company or any of its Subsidiaries (or any predecessor for the foregoing) is held liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, and (iv) any Transfer Taxes for which Sellers are responsible for pursuant to Section 6.2(c).

“Purchaser Indemnitees” means Purchaser, its Affiliates and each of their respective directors, managers, officers, members, stockholders, partners, employees, agents, Representatives, lenders, successors and assigns, and the term “Purchaser Indemnitee” means any one of the foregoing Purchaser Indemnitees.

“Registration Rights Agreement” means a registration rights agreement to be executed by Sellers and the Company, in the form attached hereto as Exhibit D.

“Related Party Transaction” means any Contract, agreement, arrangement or understanding between or among the Company, a Seller, or Sellers, on the one hand, and any Affiliates of Sellers or the Company, on the other hand.

“Representatives” means a Party’s Affiliates, officers, managers, directors, employees, accountants, auditors, counsel, financial and other advisors, consultants and other representatives and agents.

“Restricted Period” means four years from the date hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” means each Seller and said Seller’s respective Affiliates, heirs, executors, administrators, and their respective directors, managers, officers, members, stockholders, partners, employees, agents, Representatives, lenders, and their respective successors and assigns, and the term “Seller Indemnitee” means any one of the foregoing the Seller Indemnitees.

“Software” means computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

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“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” means, with respect to any Person, all taxes (domestic or foreign), including any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), escheat, fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Authority, whether disputed or not, and including any obligation to indemnify or otherwise assume or success to the Tax Liability of another Person.

“Tax Return” means all returns, consolidated or otherwise (including estimated returns, information returns, disclosures, elections, designations, reports, claims for refund, statements, declarations, withholding returns and any other forms or reports) or any other document required to be filed with or submitted to a taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Employment Agreements, and any and all other agreements, instruments, documents and certificates described in this Agreement to be delivered hereunder from time to time or as closing documents.

“Transaction Expenses” means any fees, costs and expenses, whether accrued for or not, incurred by Sellers, the Company or their Representatives, or subject to reimbursement by the Company, in each case in connection with the transactions contemplated hereby and by the other Transaction Documents (whether incurred prior to or after the date hereof) and not paid by the Company, Sellers or otherwise prior to the Closing, including: (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) any fees, costs and expenses or payments of the Company or any of its Affiliates related to any transaction bonus, discretionary bonus, severance, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payments made to any employee of the Company or any of its Affiliates as a result of the execution of any Transaction Document or in connection with the transactions contemplated hereby; (d) the employer portion of any employment taxes (e.g., FICA) imposed on payments described in clause (c); (e) any other fees, costs, expenses or payments resulting from the change of control of the Company or otherwise payable in connection with receipt of any consent or approval in connection with the transactions contemplated hereby; and (f) any financing termination or amendment fees or other amounts payable by the Company under the Closing Indebtedness.

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“Working Capital” means the Current Assets of the Company less the Current Liabilities of the Company, calculated in accordance with the Working Capital Calculation.

“Working Capital Calculation” means the calculation of Estimated Working Capital set forth on Exhibit B.

Section 1.2 Glossary of Other Defined Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

Term	Location
“ACA”	Section 4.14(i)
“Adjustment Notice Date”	Section 2.4(a)
“Agreement”	Preamble
“Annual Financial Statements”	Section 4.5(a)
“Assignment and Assumption Agreement”	Section 2.5(b)
“Business”	Recitals
“Claim”	Section 7.5(a)
“Claim Notice”	Section 7.5(a)
“Closing”	Section 2.5(a)
“Closing Balance Sheet”	Section 2.4
“Closing Cash”	Section 2.4
“Closing Cash Consideration”	Section 2.2(a)
“Closing Cash Consideration Adjustment”	Section 2.4(e)
“Closing Date”	Section 2.5(a)
“Closing Indebtedness”	Section 2.4
“Closing Transaction Expenses”	Section 2.4
“Closing Working Capital”	Section 2.4
“Company”	Recitals
“Direct Claim”	Section 7.5(a)
“Dolphin Common Stock”	Recitals
“Estimated Cash”	Section 2.3
“Estimated Closing Balance Sheet”	Section 2.3
“Estimated Closing Statement”	Section 2.3
“Estimated Indebtedness”	Section 2.3
“Estimated Transaction Expenses”	Section 2.3
“Estimated Working Capital”	Section 2.3
“Exchange Act”	Section 3.5(f)
“Final Cash”	Section 2.4(d)
“Final Closing Balance Sheet”	Section 2.4(d)
“Final Indebtedness”	Section 2.4(d)
“Final Transaction Expenses”	Section 2.4(d)

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Term	Location
“Final Working Capital”	Section 2.4(d)
“Financial Statements”	Section 4.5(a)
“HCERA”	Section 4.14(i)
“Health Care Reform Laws”	Section 4.14(i)
“Health Plan”	Section 4.14(i)
“Indemnified Party”	Section 7.5(a)
“Independent Accountant Fees”	Section 2.4(c)
“Initial Closing Statement”	Section 2.4
“Interim Financial Statements”	Section 4.5(a)
“Latest Balance Sheet”	Section 4.5(a)
“Latest Balance Sheet Date”	Section 4.5(a)
“Leased Real Property”	Section 4.9(b)
“Liability Cap”	Section 7.4(a)
“Material Contracts”	Section 4.6(a)
“Membership Interests”	Recitals
“Pre-Closing Tax Claims”	Section 6.2(i)
“Pro Rata Percentage”	Section 2.3
“Purchase Price”	Section 2.2(a)
“Purchaser”	Preamble
“Purchaser Basket”	Section 7.4(b)
“Purchaser Financial Statements”	Section 5.5
“Purchaser SEC Documents”	Section 5.4
“Purchaser’s Position”	Section 2.4(c)
“Real Property Lease”	Section 4.9(b)
“Receivables”	Section 4.16
“Restricted Party” or “Restricted Parties”	Section 6.5(b)
“Securities Laws”	Section 3.3
“Sellers”	Preamble
“Sellers Deductible”	Section 7.4(a)
“Sellers’ Objection”	Section 2.4(b)
“Sellers’ Position”	Section 2.4(c)
“Stock Consideration”	Section 2.2(a)
“Straddle Period”	Section 6.2(d)
“Tax Claims”	Section 6.2(i)
“Third-Party Claims”	Section 7.5
“Transfer Taxes”	Section 6.2(c)

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Section 1.3 Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require. The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references herein to “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The phrases “date of this Agreement,” “date hereof” and terms of similar impart, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. Whenever this Agreement provides that documents have been “delivered” or “made available” to Purchaser, such documents have been posted in a virtual data room for access by Purchaser and remained accessible as of the Closing or otherwise delivered to Purchaser or its Representatives.

Article II
Purchase and Sale of the Membership Interests

Section 2.1 Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase the Membership Interests from Sellers, and Sellers shall sell, assign, transfer, convey and deliver the Membership Interests to Purchaser, free and clear of all Liens, for the consideration specified in Section 2.2.

Section 2.2 Purchase Price; Manner and Payment of Purchase Price. Subject to the adjustments set forth in this Article II, the aggregate consideration for the Membership Interests shall comprise the following:

(a) Purchase Price. Subject to the adjustments set forth in this Article II, the aggregate consideration for the Membership Interests shall comprise the following:

(i) the Closing Sellers Cash Consideration (adjusted as follows):

(A) plus, the amount (if any) by which the Estimated Cash exceeds the Minimum Operating Cash;

(B) minus, the amount (if any) by which the Minimum Operating Cash exceeds the Estimated Cash;

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(C) minus, the Estimated Transaction Expenses;

(D) minus, the Estimated Indebtedness;

(E) plus, the Working Capital, provided that such amount may be a negative number, provided, further, that the Working Capital shall only be payable as part of the Closing Cash Consideration Adjustment pursuant to Section 2.4(e) (and shall not be paid at Closing);

(the result of the calculation in this clause (a), the “Closing Cash Consideration”);

(ii) 2,500,000 shares of Dolphin Common Stock issuable to Sellers on the Closing Date (the “Stock Consideration”, and together with the Closing Cash Consideration, the “Purchase Price”), allocated in accordance with such Sellers’ Pro Rata Percentage as set forth on Section 2.2 of the Disclosure Schedule.

Section 2.3 Estimate of Closing Cash Consideration(a). Sellers have prepared together and on the date hereof delivered to Purchaser a statement (the “Estimated Closing Statement”) setting forth (i) Sellers’ reasonable, good faith estimate of Cash as of the close of business on the Closing Date (the “Estimated Cash”), (ii) Sellers’ reasonable, good faith estimate of the Working Capital as of the close of business on the Closing Date, calculated in accordance with the Working Capital Calculation (the “Estimated Working Capital”), (iii) all Indebtedness of the Company as of the close of business on the Closing Date (the “Estimated Indebtedness”), (iv) Sellers’ reasonable, good faith estimate of the Transaction Expenses (the “Estimated Transaction Expenses”), including final invoices from legal and financial advisors to be paid by the Company at the Closing, (v) Sellers’ calculation of the Closing Cash Consideration in accordance with Section 2.2(a)(i), (vi) Sellers’ allocation of the Closing Cash Consideration between each Seller, along with a percentage of such allocation (such percentage, the “Pro Rata Percentage”), and (vii) an unaudited, consolidated balance sheet of the Company as of the close of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement to occur at Closing (the “Estimated Closing Balance Sheet”). The Estimated Closing Statement (including the Estimated Cash, the Estimated Working Capital, the Estimated Indebtedness, the Estimated Transaction Expenses and the Estimated Closing Balance Sheet) shall be prepared and calculated in accordance with GAAP (and, to the extent not inconsistent with GAAP, the past practices of the Company) or as provided in the definitions of this Agreement.

Section 2.4 Post-Closing Cash Consideration Adjustment.

(a) As soon as practicable but in no event more than 120 days following the Closing Date (the “Adjustment Notice Date”), Purchaser shall prepare and deliver to Sellers a statement (the “Initial Closing Statement”) setting forth (i) Purchaser’s determination of Cash as of the close of business on the Closing Date (the “Closing Cash”), (ii) Purchaser’s determination of the Working Capital as of the close of business on the Closing Date, calculated in accordance with the Working Capital Calculation (the “Closing Working Capital”), (iii) all Indebtedness of the Company as of the close of business on the Closing Date (the “Closing Indebtedness”), (iv) all Transaction Expenses (the “Closing Transaction Expenses”), (v) Purchaser’s calculation of the Closing Cash Consideration in accordance with Section 2.2(a)(i) and (vi) an unaudited, consolidated balance sheet of Company as of the close of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement to occur at Closing (the “Closing Balance Sheet”). The Initial Closing Statement (including the Closing Cash, the Closing Working Capital, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Balance Sheet) shall be prepared and calculated in accordance with GAAP (and, to the extent not inconsistent with GAAP, the past practices of the Company) or as provided in the definitions of this Agreement. The Initial Closing Statement and all components thereof (x) shall exclude the impact of any decision made or actions taken or omitted by Purchaser on or following the Closing Date, and (y) shall not reflect changes in assets or liabilities as a result of purchase accounting adjustments. If Purchaser fails to deliver the Initial Closing Statement on or prior to the Adjustment Notice Date, at the Sellers’ election, (A) the amounts set forth in the Estimated Closing Statement shall be deemed to be the amounts used in the Initial Closing Statement for all purposes of this Agreement and the Estimated Closing Statement will be final, conclusive and binding on the Parties or (B) Sellers may deliver the Initial Closing Statement to Purchaser. If Sellers chooses to prepare the Initial Closing Statement pursuant to the preceding sentence, then references in Section 2.4(b) and the first sentence in Section 2.4(c) to Purchaser shall be deemed to be references to Sellers, and references to Sellers shall be deemed to be references to Purchaser.

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(b) Sellers and their accountants shall complete their review of the Initial Closing Statement within 30 days after Purchaser’s delivery thereof to Sellers. During such review period, Purchaser shall cooperate with and provide Sellers and their Representatives with reasonable access to all books and records reasonably requested by Sellers to review the Initial Closing Statement (including the calculation and preparation of the Closing Cash, the Closing Working Capital, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Balance Sheet), any work papers prepared by Purchaser or its accountants in connection with such calculations, and Purchaser shall make reasonably available its Representatives responsible for the preparation of the Initial Closing Statement in order to respond to Sellers’ and their Representatives’ inquiries. If Sellers object to the contents of the Initial Closing Statement for any reason, Sellers shall, on or before the last day of such 30-day period, so inform Purchaser in writing (a “Sellers’ Objection”), setting forth in reasonable detail the basis of its determination and the adjustments to the Initial Closing Statement that Sellers believe should be made. Sellers shall be deemed to have agreed with all items and amounts of Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Transaction Expenses and the Closing Balance Sheet contained in the Initial Closing Statement and not specifically referenced in a timely delivered Sellers’ Objection.

(c) If Sellers timely delivers a Sellers’ Objection to Purchaser, then, during the 30-day period following delivery of such Sellers’ Objection, the Parties shall in good faith seek to resolve in writing any differences that they may have with respect to the calculation of Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Transaction Expenses and the Closing Balance Sheet. Any disputed items resolved in writing between Purchaser and Sellers within such 30-day period shall be final and binding with respect to such items, and if Sellers and Purchaser agree in writing on the resolution of each disputed item specified by Sellers in the Sellers’ Objection and the amount of the Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Transaction Expense and the Closing Balance Sheet, the amounts so determined shall be final and binding on the Parties for all purposes hereunder. If Sellers and Purchaser have not resolved all such differences by the end of such 30-day period, then they shall jointly retain the Independent Accountant, which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in and in accordance with this Section 2.4, and only with respect to those items specifically described in such Sellers’ Objection on which Purchaser and Sellers have not agreed, whether and to what extent, if any, the Closing Cash Consideration requires adjustment. Such determination shall be based solely on the materials submitted by the Parties and the definitions and provisions of this Agreement and not on independent review. Purchaser and Sellers shall instruct the Independent Accountant to deliver its written determination to Purchaser and Sellers no later than 30 days after submitting the matter to it for resolution. At the time of retention of the Independent Accountant, Purchaser shall specify in writing to the Independent Accountant and Sellers the amount of Purchaser’s computation of the Closing Cash Consideration (“Purchaser’s Position”), and Sellers shall specify in writing to the Independent Accountant and to Purchaser the amount of its computation of the Closing Cash Consideration (“Sellers’ Position”). Sellers and Purchaser agree that neither of them shall have ex parte communications with the Independent Accountant and that all communications with the Independent Accountant shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner. The Independent Accountant’s determination shall be conclusive and binding upon the Parties. In resolving any

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disputed item, the Independent Accountant may not assign a value to any disputed item that is greater than the greatest value claimed by Purchaser or Sellers at the time the Independent Accountant is retained or less than the smallest value claimed for the item by Purchaser or Sellers at such time. The scope of the dispute(s) to be resolved by the Independent Accountant is limited to whether the preparation of the Closing Balance Sheet and the calculation of the Closing Cash, the Closing Working Capital, the Closing Indebtedness, the Closing Transaction Expenses and Purchaser’s calculation of the Closing Cash Consideration were done in a manner consistent with the provisions and definitions of this Agreement and mathematically accurate, and the Independent Accountant is not to make any other determination unless jointly requested in writing by Purchaser and Sellers. The fees and disbursements of the Independent Accountant (collectively, the “Independent Accountant Fees”) shall be borne (i) by Sellers in that proportion equal to a fraction (expressed as a percentage) the numerator of which is equal to Sellers’ Position minus the Closing Cash Consideration determined by the Independent Accountant, and the denominator of which is equal to Sellers’ Position minus Purchaser’s Position and (ii) by Purchaser in that proportion equal to a fraction (expressed as a percentage) equal to one minus the fraction described in clause (i). For example, if Sellers’ Position is that the Closing Cash Consideration should be $150,000 and Purchaser’s Position is that the Closing Cash Consideration should be $100,000, the Independent Accountant determines that the Closing Cash Consideration should be $130,000 and the Independent Accountant Fees are $10,000, then (i) Seller shall pay $4,000 (40%) of the Independent Accountant Fees and (ii) Purchaser shall pay $6,000 (60%) of the Independent Accountant Fees. The Parties shall cooperate with the Independent Accountant during its resolution of the disagreement and make readily available to the Independent Accountant all relevant personnel and Representatives, books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to amounts set forth in the Initial Closing Statement and the Sellers’ Objection and all other items reasonably requested by the Independent Accountant in connection therewith.

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(d) The Initial Closing Statement, including the Closing Balance Sheet, Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Working Capital, as agreed to or deemed to have been agreed to, in each case in accordance with Section 2.4 between Purchaser and Sellers or as determined by the Independent Accountant, as applicable, shall be conclusive and binding on all of the Parties and shall be deemed the “Final Closing Balance Sheet”, “Final Cash”, “Final Indebtedness”, “Final Transaction Expenses” and “Final Working Capital” respectively, for all purposes herein.

(e) Upon completion of the calculation of the Final Closing Balance Sheet, Final Cash, Final Indebtedness, Final Transaction Expenses and Final Working Capital in accordance with this Section 2.4, the Closing Cash Consideration shall be recalculated in accordance with Section 2.2(a) (substituting the estimated amounts set forth therein with the actual amounts as determined in accordance with Section 2.4(d)), and the following adjustments (the “Closing Cash Consideration Adjustment”) made:

(i) If the Closing Cash Consideration calculated in accordance with Section 2.2(a) using the Final Cash, Final Indebtedness, Final Transaction Expenses and Final Working Capital is greater than the Closing Cash Consideration calculated in accordance with Section 2.2(a) using Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses (“Working Capital Surplus”), then Purchaser shall promptly (but in no event later than three Business Days after the final determination) pay such Working Capital Surplus to Sellers allocated between Sellers pursuant to written instructions to be provided by Sellers to Purchaser, in cash by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers.

(ii) If the Closing Cash Consideration calculated in accordance with Section 2.2(a) using the Final Cash, Final Indebtedness, Final Transaction Expenses and Final Working Capital is less than the Closing Cash Consideration calculated in accordance with Section 2.2(a) using Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses (“Working Capital Shortfall”), then Sellers shall promptly (but in no event later than three Business Days after the final determination) pay such Working Capital Shortfall to Purchaser, in cash by wire transfer of immediately available funds to one or more accounts designated in writing by Purchaser.

(f) Any amounts payable pursuant to Section 2.4(e) shall be treated by the Parties as adjustments to the Purchase Price for all federal, state, provincial, local and non-U.S. Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Law or a final determination.

Section 2.5 Closing.

(a) Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”), simultaneously with the execution and delivery of this Agreement and all other Transaction Documents, at the offices of K&L Gates LLP, 3900 Biscayne Blvd., Suite 3900, Miami, FL 33131 (or pursuant to the electronic or other remote exchange of all executed documents and other closing deliverables required by Section 2.5(b) and Section 2.5(c)), or at such other time or place as agreed to in writing by Purchaser and Seller. The transfers and deliveries described in this Article II shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provision of this Agreement, no such transfer or delivery shall become effective or shall be deemed to occur until all of the other transfers and deliveries provided for in this Article II shall have occurred or been waived on the Closing Date.

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(b) Closing Deliveries of Seller. At the Closing, Sellers shall deliver to Purchaser:

(i) a receipt for the Closing Cash Consideration;

(ii) an assignment and assumption of membership interests agreement, in the form attached hereto as Exhibit E, duly executed by Sellers (the “Assignment and Assumption Agreement”);

(iii) all minute books, written consents, records, ledgers and registers, and other similar organizational records of the Company to the extent they exist;

(iv) any authorizations or Orders from any Authority or any consents, approvals, authorizations or releases from any third party which are set forth on Section 2.5(b)(iv) of the Disclosure Schedule;

(v) Employment Agreements duly executed and delivered by Seller 1 and Seller 2;

(vi) A general release in the form of Exhibit C, duly executed and delivered by Sellers;

(vii) Registration Rights Agreements, duly executed and delivered by Sellers;

(viii) executed payoff letters, releases or other similar instruments providing for the repayment in full of all Indebtedness of the Company set forth on Section 2.5(b)(viii) of the Disclosure Schedule and the release of all Liens granted with respect thereto, together with all instruments, documents and UCC financing statements relating thereto;

(ix) a duly executed IRS Form W-9 from each Seller;

(x) evidence in form and substance satisfactory to Purchaser that all Related Party Transactions (if any) have been terminated, or, simultaneous with the Closing will be terminated;

(xi) copies of the final invoices with respect to all Transaction Expenses to be paid by the Company at the Closing;

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(xii) a certificate signed by a duly authorized officer of the Company, certifying that attached thereto are true and complete copies of all consents, resolutions, or approvals duly adopted by the Company, its members, and its managers authorizing execution of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby;

(xiii) a certificate of status for the Company issued by the New York State Department of State, Division of Corporations, no more than five (5) days prior to the Closing Date; and

(xiv) such other documents, certificates, instruments or writings reasonably requested by Purchaser or its counsel in order to effectuate the transactions contemplated hereby including the other Transaction Documents.

(c) Closing Deliveries of Purchaser. At the Closing, Purchaser shall:

(i) issue the Stock Consideration to Sellers;

(ii) pay or cause to be paid the Closing Cash Consideration to Sellers, by wire transfer of immediately available funds to the account designated in writing by Sellers;

(iii) repay, or cause to be repaid, on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness identified on Section 2.5(b)(viii) of the Disclosure Schedules in order fully to discharge such Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto;

(iv) pay, or cause to be paid, on behalf of the Company and to the extent unpaid as of immediately prior to the Closing, an amount equal to the Estimated Transaction Expenses to each Person who is owed a portion thereof;

(v) deliver to Sellers the Employment Agreements duly executed by the Company;

(vi) deliver to Sellers the Assignment and Assumption Agreement, duly executed by Purchaser; and

(vii) deliver to Sellers the Registration Rights Agreements, duly executed by the Purchaser.

Section 2.6 Method of Cash Payments. Unless otherwise stated herein, all cash payments made under this Agreement shall be made by wire transfer of immediately available funds to one or more accounts designated by the recipient in writing no fewer than two Business Days immediately preceding the scheduled payment date.

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Section 2.7 Withholding Rights. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable by Purchaser pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. Prior to any such deduction or withholding, Purchaser shall reasonably cooperate with the Sellers to reduce any such deduction or withholding. To the extent that any amounts are so deducted and withheld by Purchaser and are remitted to the appropriate Authority in accordance with applicable Law, such withheld and deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

Article III
Representations and Warranties of Sellers

Each Seller, severally and not jointly, hereby represents and warrants to Purchaser that the following statements are true and correct as of the Closing Date:

Section 3.1 Authority of Sellers. Each Seller has the legal capacity and necessary right, power and authority to execute and deliver, and to perform his, her or its obligations under, this Agreement, each other Transaction Document to which said Seller is a party, and the other agreements, documents and instruments required hereby to which said Seller is a party. This Agreement has been duly executed and delivered by each respective Seller and constitutes a legal, valid and binding agreement of each Seller, enforceable against each Seller, and, upon the execution and delivery by each Seller of all of the other agreements contemplated hereby to which each Seller is a party, such agreements will constitute the valid and legally binding obligation of each respective Seller, enforceable against each Seller in accordance with the terms thereof, in each case.

Section 3.2 Ownership. Each Seller owns the Membership Interests as set forth opposite such Seller’s name on Section 3.2 of the Disclosure Schedule solely and directly, and each Seller has all right, title and interest to the Membership Interests, free and clear of all Liens or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws). There is no outstanding contract or other right (contingent or otherwise) with any Person to purchase, redeem, convert into, or otherwise acquire any shares of capital stock, or other Equity Interests in, of the Company, or have any rights to any proceeds from the sale of the Membership Interests. Immediately prior to Closing, there existed no declared or accrued unpaid dividends or distributions with respect to any Equity Interests in favor of Sellers.

Section 3.3 Own Account. The Stock Consideration that each Seller will receive hereunder is being acquired solely for each Seller’s account and is not being acquired with a view to, or for resale in connection with, any distribution within the meaning of the Securities Act or any other applicable securities laws of any other jurisdiction (collectively, the “Securities Laws”) in violation of the Securities Laws, and each Seller agrees it will not dispose of such Stock Consideration in contravention of any Securities Laws.

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Section 3.4 No Other Representations or Warranties; No Reliance. Each Seller confirms that he, she or it is not relying on any communication (written or oral) of Purchaser or any of its Affiliates as investment advice or as a recommendation to acquire the Stock Consideration. It is understood by each Seller that information and explanations related to the terms and conditions of the Stock Consideration provided by Purchaser or any of its Affiliates shall not be considered investment advice or a recommendation to acquire the Stock Consideration, and that neither Purchaser nor any of its Affiliates is acting or has acted as an advisor to any Seller in deciding to invest in Purchaser. Each Seller acknowledges that neither Purchaser nor any of its Affiliates has made any representation regarding the Stock Consideration for purposes of determining a Seller’s authority to invest in Purchaser, other than as set forth in this Agreement. Each Seller acknowledges and agrees that, except for the representations and warranties of Purchaser contained in Article V of this Agreement, none of Purchaser or any of its Affiliates or Representatives nor any other Person makes any express or implied representation or warranty on behalf of Purchaser or its Affiliates with respect to the transactions contemplated by this Agreement or the other Transaction Documents. No Seller has relied on nor is relying on any statement, representation or warranty, oral or written, express or implied, made by Purchaser or any of its Affiliates or Representatives, except as expressly set forth in Article V, including with respect to the issuance and sale of the Stock Consideration.

Section 3.5 Investment Experience.

(a) Each Seller has such knowledge, skill and experience in business, financial and investment matters that he, she or it is capable of evaluating the merits and risks of an investment in Purchaser. Sellers each have made their own legal, Tax, accounting and financial evaluation of the merits and risks of an investment in Purchaser.

(b) Each Seller has had access to the legal, financial, Tax and accounting information concerning Purchaser and the Stock Consideration as each Seller deems it necessary to enable the respective Seller to make an informed investment decision concerning the acquisition of the Stock Consideration.

(c) Each Seller has had an opportunity to ask questions and receive answers concerning Purchaser and the Stock Consideration and has had full access to such other information concerning Purchaser and the Stock Consideration as the respective Seller has requested or which has been filed by Purchaser with the SEC.

(d) Each Seller understands that the Stock Consideration that each Seller is acquiring upon the consummation of this Agreement has not been registered under the Securities Laws.

(e) Each Seller understands that the issuance of the Stock Consideration is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof and/or the provisions of Regulation D promulgated thereunder based, in part, upon the representations, warranties and agreements of each Seller contained in this Agreement.

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(f) Each Seller acknowledges that he, she or it has been furnished with true and complete copies of the following documents which Purchaser has filed with the Securities and Exchange Commission pursuant to Sections 13(a), 14(a), 14(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) the Annual Report on Form 10-K for the year ended December 31, 2021; (ii) Purchaser’s most recent Proxy Statement; and (iii) the information contained in any reports or documents filed by Purchaser under Sections 13(a), 14(a), 14(c) or 15(d) of the Exchange Act since the filing with the SEC of the Form 10-K for the year ended December 31, 2021.

(g) Each Seller is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act.

(h) Each Seller acknowledges that neither the SEC nor any state securities commission has approved the Stock Consideration offered hereby or passed upon or endorsed the merits of the issuance of the Stock Consideration by Purchaser. Each Seller acknowledges that an investment in Purchaser is highly speculative and involves a risk of loss of the entire investment and no assurances can be given of any income or profit from such investment. EACH SELLER HEREBY ACKNOWLEDGES AND CONFIRMS THAT THE UNDERSIGNED HAS CAREFULLY CONSIDERED THE RISKS AND UNCERTAINTIES INVOLVED IN INVESTING IN THE STOCK CONSIDERATION BEFORE MAKING AN INVESTMENT DECISION TO PURCHASE THE STOCK CONSIDERATION. Each Seller can bear the economic risk of losing his, her or its entire investment in Purchaser without impairing his, her or its ability to provide for herself and/or her family in the same manner that Seller would have been able to provide prior to making an investment in Purchaser.

Section 3.6 No General Solicitation. Each Seller acknowledges that neither Purchaser nor any other person offered to sell the Stock Consideration to such Seller by means of any form of general solicitation or advertising, including: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (b) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

Section 3.7 Legend. Each Seller understands that the Stock Consideration to be issued to each Seller will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and that the certificate(s), if any, representing the Stock Consideration will bear a restrictive legend thereon in substantially the form that appears below:

THESE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (II) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON THE HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE ISSUER, OR OTHER COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR OTHER SIMILAR SECURITIES LAW.

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Article IV
Representations and Warranties of Each Seller with Respect to the Company

Each Seller, jointly and severally, hereby represents and warrants to Purchaser that the following statements are true and correct as of the Closing Date:

Section 4.1 Organization and Business; Power and Authority.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of New York and possesses full power and authority to own, lease and operate its properties and assets as now owned or leased and to carry on its business as it is currently conducted by Sellers. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties leased or owned by the Company or the operation of the Company and the Business by Sellers as currently conducted makes such licensing or qualification necessary except to the extent that the failure to be so licensed or qualified and in good standing as a foreign corporation or other entity would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.1(a) of the Disclosure Schedule contains a complete and accurate list of the jurisdictions in which the Company is qualified to do business.

(b) Sellers have provided to Purchaser true, correct and complete copies of the Organizational Documents of the Company (each as amended to date) and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in default under, or in violation of, any provision of any such Organizational Document. Section 4.1(b) of the Disclosure Schedule sets forth a correct and complete list of the officers and managers of the Company.

Section 4.2 Capitalization.

(a) The capitalization of the Company consists solely of the Membership Interests, which represent all of the limited liability company interests in the Company. All of the Membership Interests have been duly authorized and validly issued. All of the Membership Interests have been issued and granted in compliance with all applicable Law. None of the Membership Interests were issued in violation of any Contract or any preemptive or similar rights of any Person. The Membership Interests are owned of record and beneficially by Sellers.

(b) Upon consummation of the Closing, Purchaser will own all of the Membership Interests, free and clear of all Liens.

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(c) Except for the Membership Interests, there are no other outstanding Equity Interests of the Company or any Equity Interests of the Company reserved for issuance. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued interests of the Company or obligating Sellers or the Company to issue or sell any interest in any Membership Interests of, or any other interest in, the Company. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company, and Purchaser shall have no responsibility to any former profit partners, including Seller 3 and Seller 4. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Membership Interests or any other Equity Interests of the Company.

(d) The Company has not agreed, is not a party to any Contract and is not under any current or prospective obligation to form or participate in or make any capital contribution to or future investment in any Person.

Section 4.3 No Conflicts; Consents.

(a) Neither the execution, delivery or performance by Sellers of this Agreement or any other Transaction Document by Sellers, nor the consummation of the transactions contemplated hereby and thereby, will (with or without notice or lapse of time or both):

(i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company or any resolutions adopted by the management committee of the Company;

(ii) conflict with or result in a violation of, or give any Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Law or Order applicable to Sellers or the Company or the assets, or operation of the Business, of Sellers or the Company;

(iii) (A) conflict with or result in a violation or breach of, (B) constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or (D) require the consent of, or the giving of notice to, any other Person under, any Contract to which any Seller or the Company is a party or is bound or to which any of the properties or assets of Sellers or the Company are subject (including any Material Contract), or any Permit affecting the properties, assets or Business of the Company; or

(iv) result in the creation or imposition of any Lien on any properties or assets of Sellers or the Company.

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(b) No consent, permit, declaration or filing with, or notice to, any Authority is required by or with respect to Sellers or the Company in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby. No consent is required from any third-party in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby, other than those set forth on Section 4.3(b) of the Disclosure Schedule.

Section 4.4 Subsidiaries. The Company does not control, directly or indirectly, or have any direct or indirect equity ownership (pursuant to any form of Equity Interests) or participation in any Person.

Section 4.5 Financial Statements; Absence of Certain Changes; Undisclosed Liabilities.

(a) Section  4.5(a) of the Disclosure Schedule contains true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i) the audited balance sheet of the Company as of December 31, 2022 and the related consolidated statements of operations and retained earnings, shareholders’ equity and cash flows for the fiscal period then ended, and the related notes thereto (the “Annual Financial Statements”); and

(ii) the unaudited balance sheet (the “Latest Balance Sheet”) of the Company, dated as of August 31, 2023 (the “Latest Balance Sheet Date”) and the related unaudited statements of operations, shareholders’ equity and cash flows for the eight-month period then ended, and the related notes thereto (together with the Latest Balance Sheet, the “Interim Financial Statements”).

(b) The Financial Statements are (including in all cases the notes thereto, if any), accurate, correct and complete in all material respects, and have been prepared in accordance with GAAP applied on a consistent basis throughout the applicable periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (which are not, individually or in the aggregate, material) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Company (which books and records are in turn accurate, correct and complete), and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded in a timely manner and as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for earnings and assets.

(c) Since the Latest Balance Sheet Date, there has been no Material Adverse Effect on the Company and, except as otherwise contemplated by this Agreement, the Business has been conducted only in the ordinary course of business and:

(i) the Company has not incurred any Indebtedness;

(ii) the Company has not subjected any portion of the assets of the Company to any Lien;

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(iii) the Company has not sold, assigned or transferred any portion of the tangible assets of the Company in a single transaction or series of related transactions in an amount in excess of $15,000, except in the ordinary course of business or as otherwise specified herein;

(iv) the Company has not suffered any damage, destruction or extraordinary losses (whether or not covered by insurance) or waived any rights of material value to the Company;

(v) the Company has not issued, sold or transferred any Equity Interests in the Company (including the Membership Interests) or other equity securities, securities convertible into any equity securities or warrants, options or other rights to any equity in the Company;

(vi) the Company has not made any capital expenditures or commitments therefor in excess of $20,000 individually or $40,000 in the aggregate;

(vii) the Company has not acquired any Person or business (whether by the acquisition of Equity Interests, the acquisition of assets, merger or otherwise);

(viii) the Company has not entered into any or modified any existing employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer, member or employee of the Company;

(ix) the Company has not adopted, amended or terminated any Employee Plan or any Multiemployer Plan or increased any benefits under any Employee Plan or any Multiemployer Plan or granted or increased the amounts of any vacation pay, sick pay, bonus, severance, incentive, disability, profit sharing or other payments;

(x) the Company has not amended or modified or authorized any amendment or modification to the Organizational Documents of the Company;

(xi) the Company has not introduced any change with respect to the Company’s method of accounting or principles or practices for financial accounting;

(xii) the Company has not terminated, or amended or modified in any material respect, any Material Contract;

(xiii) the Company has not made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Legal Action in respect of Taxes or entered into any Contract in respect of Taxes with any Authority;

(xiv) the Company has not increased the compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant, independent contractor or agent other than in the ordinary course of business, (ii) any director or officer of the Company or (iii) any Affiliate of Sellers or the Company;

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(xv) no client or supplier required to be disclosed on Section 4.7 of the Disclosure Schedule has cancelled, terminated or otherwise materially diminished or altered (including any material reduction in the rate or amount of sales or purchases or change to the supply or credit terms, as the case may be), to the Company’s Knowledge, is likely to or will cancel, terminate or otherwise materially diminish or alter (including any material reduction in the rate or amount of sales or purchases or change to the supply or credit terms, as the case may be) its relationship or business dealings with the Company;

(xvi) no insurer (i) has denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any liability policy or (ii) has provided any notice of cancellation or any other indication that it plans to cancel any liability policy or raise the premiums or materially alter the coverage under any liability policy;

(xvii) the Company has not written off as uncollectible any accounts receivable, modified or cancelled any material third-party Indebtedness or written up or written down any of its material assets or revalued its inventory, other than in the ordinary course of business; or

(xviii)    the Company has not entered into any Contract, agreement or commitment with respect to any of the matters referred to in this Section 4.5(c).

(d) The Company has no Liabilities except for Liabilities (i) set forth on the face of the Latest Balance Sheet, with respect to any Transaction Expenses or liabilities arising under this Agreement, or (ii) that have been incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date and are not, individually or in the aggregate, material to the Company.

Section 4.6 Material Contracts.

(a) Section 4.6 of the Disclosure Schedule sets forth a true, correct and complete list of the following Contracts (including descriptions thereof in the case of oral Contracts) to which the Company is currently party or by which any of the Company’s assets or properties are bound (collectively, the “Material Contracts”):

(i) each Contract of the Company involving annual consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company either without penalty or with less than 90 days’ notice;

(ii) all Contracts with third party vendors that require the Company to purchase its total requirements of any product or service from such third-party vendor;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax or environmental liability of any Person;

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(iv) all Contracts that relate to the acquisition or disposition of any Person, Equity Interests in any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or with less than 90 days’ notice;(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts that by their terms limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement between the Company and a third party;

(x) all Contracts between or among the Company on the one hand and any Seller or Affiliate of a Seller (other than the Company) on the other hand;

(xi) any Contract concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;

(xii) all IP Agreements, excluding any click-wrap or shrink-wrap Contract for off-the-shelf Software;

(xiii) any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, severance or other plan or arrangement for the benefit of the Company’s current or former directors, shareholders, officers or employees, consultants or independent contractors;

(xiv) any Contract (including an Employee Plan) providing for the employment or consultancy (including on an independent contractor basis) of an individual (or, in the case of a consultant or independent contractor, an entity) on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any director, shareholder, officer, member, manager, employee or consultant; and

(xv) any other Contract that is material to the Company or its operations and not previously disclosed pursuant to this Section 4.6.

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(b) Each Material Contract is valid and binding on the Company in accordance with its terms and, to the Company’s Knowledge, each other party thereto, and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other material changes of any material right or obligation or the loss of any benefit thereunder. Sellers have made available to Purchaser complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).

Section 4.7 Clients and Suppliers. Section 4.7 of the Disclosure Schedule sets forth a correct and complete list of the top 15 most significant clients and the top 15 most significant suppliers (determined by dollar amount of revenue) for (i) the 12 months ended December 31, 2020, (ii) the 12 months ended December 31, 2021, (iii) the 12 months ended December 31, 2022 and (iv) the 8 months ended August 31, 2023. Since August 31, 2023, no such supplier or client has canceled or otherwise terminated outside the ordinary course of business, or to the Company’s Knowledge, threatened to cancel or otherwise terminate, its relationship with the Company. Since August 31, 2023, neither Seller 1, Seller 2 nor the Company has received any written notice that any such supplier or client may cancel or otherwise modify or limit its relationship with the Company or limit its services to the Company, or its usage or purchase of the services of the Company either as a result of the transactions contemplated hereby or otherwise.

Section 4.8 Indebtedness. Section 4.8 of the Disclosure Schedule sets forth a true, correct and complete list of all Indebtedness of the Company and, with respect to Indebtedness for borrowed money, if any, sets forth the borrower, the original lender and the current holder (if different), the original principal balance, and the outstanding principal and accrued and unpaid interest as of the Closing Date.

Section 4.9 Title of Assets; Real Property.

(a) The Company has sufficient title to all assets, or a valid leasehold interest in, easement or right to use, all of its properties and assets reflected in the Financial Statements and those acquired since the Latest Balance Sheet Date (except properties and assets disposed of in the ordinary course of business since the Latest Balance Sheet Date), and none of such properties and assets is subject to any Liens other than Permitted Liens. The properties and assets of the Company that are material to operate the Business as currently conducted by the Company are in good operating condition, normal wear and tear excepted. The properties and assets of the Company are sufficient for Purchaser to carry on the Business from and after the Closing Date in substantially the same manner as presently carried on by the Company.

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(b) The Company does not own any real property. Section 4.9(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses or other occupancy agreements under which the Company leases or otherwise occupies real property (each, as the same has been amended, a “Real Property Lease”) and the address of the real property subject to each Real Property Lease (each, a “Leased Real Property”). Prior to the date hereof, Sellers have provided Purchaser access to a true, correct and complete copy of each Real Property Lease, including all amendments, extensions, renewals, guaranties relating to each Real Property Lease, and each Real Property Lease constitutes the entire agreement between the Company, on the one hand, and each landlord, subtenant or sublandlord, on the other hand, with respect to the Leased Real Property. Assuming good title in the respective landlords, subtenants or sublandlords, each Real Property Lease is a valid and binding obligation of the Company, is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Legal Action at Law or in equity) and neither the Company, nor to the Company’s Knowledge, any counterparty to any Real Property Lease is in material breach, violation or default under any Real Property Lease in any respect and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Company or, to the Company’s Knowledge, any counterparty thereto. The Company has a valid leasehold interest in and to the Leased Real Property free and clear of Liens other than Permitted Liens.

(c) The Company is not a sublessor or grantor under any sublease or other Contract granting to any other Person the right to possess, lease or occupy the Leased Real Property.

(d) To the Company’s Knowledge, there is no pending or threatened, (i) appropriation, condemnation or like action materially affecting the Leased Real Property or (ii) sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

(e) All of the land, buildings, structures and other improvements leased, licensed or otherwise used or occupied by the Company in the conduct of the Business are included in the Leased Real Property.

Section 4.10 Compliance with Laws; Permits.

(a) (i) The Company is, and at all times has been, in compliance with all Laws applicable to the Company or the assets, or operation of the business, of the Company (ii) the Company has not at any time received any written notice alleging any noncompliance by the Company with respect to any such Law and (iii) no investigation by any Authority regarding a violation of any such Law is pending or, to the Company’s Knowledge, threatened.

(b) All Permits required for the Company to conduct its business as currently conducted have been obtained by the Company and are valid and in full force and effect, and the Company is in material compliance with all such Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension or limitation of any of such Permits. The sale of the Membership Interests to the Purchaser will not revoke, suspend or limit such Permits. All Company Permits will continue in full force and effect after giving effect to the Closing and the transactions contemplated hereby and by the other Transaction Documents.

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Section 4.11 Legal Proceedings; Governmental Orders.

(a) There is no Legal Action pending or, to the Company’s Knowledge, threatened (i) against or by the Company affecting any of its properties or assets (or by or against Sellers or a Seller or any Affiliate thereof and relating to the Company or the Business), or (ii) against the Company, Sellers, or a Seller or any Seller Affiliate that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, and, there are no presently existing facts or circumstances that would constitute a reasonable basis therefor.

(b) (i) Section 4.11(b) of the Disclosure Schedule sets forth a correct and complete list of all outstanding Orders applicable to the Company or the assets, or operation of the business, of the Company, and (ii) the Company is in compliance with the terms of each such outstanding Order.

Section 4.12 Tax Matters.

(a) All income and other material Tax Returns required to be filed by, or on behalf of, the Company are true, correct and complete in all material respects, have been prepared in compliance with all applicable Laws, and have been duly and timely filed.

(b) The Company has paid all income and other material Taxes that are due.

(c) All material Taxes which the Company is required by Law to withhold and/or collect at or prior to Closing have been withheld or collected and paid over, in each case, in a timely manner, to the proper taxing authorities.

(d) No Tax deficiency or proposed adjustment which has not been settled or otherwise resolved for any Tax has been proposed, asserted or assessed by any Authority against the Company. Neither the Company nor either Seller is the subject of any audit or other proceeding in respect of payment of Taxes for which the Company may be directly liable and no such proceeding has been threatened in writing. No agreements, waivers, or other arrangements (other than automatic extensions) exist providing for an extension of time or statutory periods of limitations with respect to the filing of any Tax Return with respect to the Company or the payment by, or assessment against, the Company for any Tax for which the Company may be directly or indirectly liable and no written request for any such agreement, waiver or other arrangement has been made and is currently outstanding.

(e) No Legal Actions have been asserted or, to the Company’s Knowledge, are threatened against the Company in respect of any Tax for which the Company may be directly or indirectly liable.

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(f) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) after the Closing Date as a result of any: (A) change in method of accounting made prior to the Closing, including under Section 481 of the Code (or any similar provision of applicable Tax Law); (B) closing agreement as described in Section 7121 (or any similar provision of applicable Tax Law) executed prior to the Closing; (C) deferred intercompany gain or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of applicable Tax Law); (D) income that economically accrues in a taxable period ending on or before the Closing Date, including, installment method of accounting, completed contract method of accounting or open transaction disposition made on or prior to the Closing; (E) prepaid amount received on or prior to the Closing; or (F) election under Section 108(i) or Section 965 of the Code (or any similar provision of applicable Law). There is no application pending with any Authority requesting permission for any such change in any accounting method of the Company, and no Authority has issued any pending proposal regarding any such adjustment or change in accounting method.

(g) None of the assets of the Company are “tax-exempt use property” within the meaning of Section 168(h) of the Code; none of the assets of the Company directly or indirectly secures any Indebtedness the interest on which is tax-exempt under Section 103(a) of the Code; and there are no Liens for Taxes as of the Closing Date upon any of the assets of the Company, except for statutory Liens for Taxes not yet due or delinquent.

(h) The Company has at all times since its formation been classified as a partnership or disregarded entity for U.S. federal and applicable state and local Tax purposes and has never made an election to be classified as an association taxable as a corporation.

(i) (i) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (each, a “Tax Sharing Agreement”), and (ii) the Company has no current or potential contractual obligation (other than with respect to any contract entered into in the ordinary course of business, the primary purpose of which is unrelated to Taxes) to indemnify any other Person with respect to Taxes.

(j) The Company has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return.

(k) No claim has ever been made by an Authority in writing against the Company in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(l) The Company is not and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or similar provision of state, local or foreign law).

(m) The Company has not been notified in writing of any Tax claims, audits, or examinations that are proposed or pending with respect to the Company or the Business. No closing agreement or similar binding agreement relating to Taxes has been entered into by or with respect to the Company or the Business. No written notice of any unpaid assessment relating to Taxes has been received by or with respect to the Company or the Business.

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(n) The Company has not, pursuant to the CARES Act or the FFCR Act or executive order, deferred any payroll Taxes or taken a credit for any payroll Taxes, or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations the Company.

Section 4.13 Intellectual Property.

(a) Section 4.13 of the Disclosure Schedule contains a true, correct and complete list (showing in each case the applicable registered owners and registration or application number) as of the Closing Date, of all Owned Intellectual Property that is used in connection with the Business. All Owned Intellectual Property that is material to the conduct of the Business is subsisting, valid and enforceable. The Company exclusively owns or licenses or otherwise has sufficient rights to use, the Licensed Intellectual Property that is used in the conduct of the Business as it is currently conducted or anticipated to be conducted as of the Closing Date, free and clear of all Liens (other than Permitted Liens). No Person has infringed upon or misappropriated any Owned Intellectual Property, nor has the Company infringed upon or misappropriated any Intellectual Property of any other Person. The Company has not received written notice that it has infringed upon or misappropriated any Intellectual Property of any other Person or that any Owned Intellectual Property is invalid or unenforceable. The consummation of the transactions contemplated by this Agreement or any other Transaction Document will not result in the loss or impairment of any Intellectual Property right of the Company in or to any Owned Intellectual Property.

(b) Sellers and the Company have taken all commercially reasonable steps to protect and maintain any trade secrets contained in the Owned Intellectual Property. All registration, renewal and maintenance fees in respect of the Owned Intellectual Property that is registered with or issued by any Authority which were due prior to the Closing Date have been duly paid.

(c) All current and former employees, independent contractors, or service providers of the Company who contributed to the development of any Owned Intellectual Property used in connection with the Business have assigned all ownership of such Owned Intellectual Property to the Company or such Owned Intellectual Property is owned by the Company as a “work for hire”.

(d) The Company has the rights to use all domain names currently used for the Business, each of which is listed on Section 4.13(d) of the Disclosure Schedule.

(e) The Company maintains and is in all material respects in compliance with commercially sound and reasonable policies and procedures regarding data privacy, data security and disaster recovery, and the collection and use of personal information, all of which are in compliance with applicable Law.

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Section 4.14 Employee Plans.

(a) Section 4.14(a) of the Disclosure Schedule sets forth a list of all material Employee Plans. None of the Employee Plans has undergone within the last six years or is undergoing an audit or investigation (nor has notice been received of a potential audit or examination) by either the IRS, the United States Department of Labor or any other Authority.

(b) With respect to each Employee Plan, complete and correct copies of the following documents have been made available to Purchaser: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Employee Plan and, in the case of any Employee Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) the three most recent annual reports on Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three years, if applicable; (iv) the nondiscrimination testing results for the past three plan years; (v) the most recent IRS determination letter and any pending application with respect to each such Employee Plan which is intended to qualify under Section 401(a) of the Code; and (vi) for the last three years, all material correspondence with the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, SEC or any other Authority regarding the operation or the administration of any Employee Plan, other than correspondence relating to matters in the ordinary course of business.

(c) With respect to each Employee Plan: (i) each has been administered in all material respects in compliance with its terms and with all applicable Laws, including ERISA and the Code; (ii) no Legal Actions (other than routine claims for benefits) are pending, or to the Company’s Knowledge threatened; (iii) all material premiums, contributions, or other payments required to have been made by Law or under the terms of any Employee Plan or any Contract or agreement relating thereto as of the Closing Date have been made or properly accrued in accordance with GAAP; (iv) all material reports, returns and similar documents required to be filed with any Authority or distributed to any plan participant have been duly filed or distributed; and (v) no “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code that could reasonably be expected to result in a material liability to the Company or Purchaser or any of its Affiliates.

(d) With respect to each Employee Plan intended to qualify under Section 401(a) of the Code, (i) the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, (ii) no such determination letter, opinion letter or advisory letter has been revoked nor, to the Company’s Knowledge, has revocation been threatened and, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption, (iii) a multiple employer plan within the meaning of Section 413 of the Code or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(e) No Employee Plan is nor was within the past six years, nor do Sellers, the Company or any of their ERISA Affiliates have or reasonably expect to have any liability or obligation under (i) any employee benefit plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA; or (ii) any Multiemployer Plan.

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(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) entitle any current or former employee, consultant, officer or director of the Company to severance pay, (ii) result in any payment from the Company or any of the Company’s Affiliates becoming due, or increase the amount of any compensation due, to any current or former employee, officer, director or consultant of the Company, (iii) increase any benefits otherwise payable under any Employee Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any of the Company’s Affiliates to any current or former employee, officer, director or consultant of the Company or (v) result in any forgiveness of indebtedness, trigger any funding obligation under any Employee Plan or impose any restrictions or limitations on the Company’s right to administer, amend or terminate any Employee Plan.

(g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with another event) result in any payment or deemed payment (whether in cash, property, the vesting of property or otherwise) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or its Affiliates as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h) No Employee Plan provides health, medical, or death benefits to current or former employees of the Company beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 or as required to avoid the excise Tax under Section 4980B of the Code, or coverage mandated by any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

(i) The Company and each Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) (i) is currently in compliance, in all material respects, with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in compliance in all material respects with all Health Care Reform Laws since March 23, 2010, in the case of each of clauses (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to material penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the Health Care Reform Laws.

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(j) Each Employee Plan subject to Section 409A of the Code is in compliance in all material respects in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder. No payment pursuant to any Employee Plan or other arrangement with any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including the grant, vesting or exercise of any stock option or other equity award, would subject any person to Tax pursuant to Section 409A of the Code.

Section 4.15 Employees; Employee Relations.

(a) Section 4.15(a) of the Disclosure Schedule contains a list of all persons who are directors, officers, employees, independent contractors or consultants of the Company as of the Closing Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position, if applicable (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the Closing Date. As of the Closing Date, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the Closing Date have been paid in full or accrued for on the applicable balance sheet of the Company or are payable pursuant to Article II hereof. No officer or key employee of the Company has given written notice to the Company or a Seller that such person intends to terminate his or her employment with the Company.

(b) There are no Legal Actions currently pending against the Company or, to the Company’s Knowledge, threatened, arising out of any Laws pertaining to employment or employment practices as such Laws pertain to any current or former employee of the Company. Except as provided in Section 4.11(b) of the Disclosure Schedule, the Company is not currently subject to any settlement or consent decree with any present or former employee, employee representative or any Authority relating to claims of discrimination or other claims in respect to employment practices and policies; and the Company is not currently subject to any Order with respect to the labor and employment practices (including practices relating to discrimination) of the Company specifically. The Company has not received written notice of the intent of any Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company with respect to or relating to such Laws and to the Company’s Knowledge, no such investigation is in progress. The Company has not incurred in the three years prior to the Closing Date, and will not incur as a result of Sellers’ execution of this Agreement, any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar applicable state laws.

Section 4.16 Accounts Receivable. All accounts receivable, unbilled invoices, costs in excess of billings, work in process and other amounts (collectively, “Receivables”) reflected on the Latest Balance Sheet and in the records and books of account of the Company since the Latest Balance Sheet Date through the Closing Date as being due to the Company have arisen in the ordinary course of business, represent enforceable obligations to the Company arising from sales actually made or services actually performed by the Company in the ordinary course of business and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing Date in a manner consistent with past practice, have been, or will be, current and collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms (and in no event later than the 90th day following the Closing Date) and are not and will not be subject to any contests, claims, counterclaims or setoffs. There has been no material adverse change since the Last Balance Sheet Date in the amount or collectability of the Receivables due to the Company or the related provisions or reserves from that reflected in the Latest Balance Sheet. Section 4.16 of the Disclosure Schedule contains a complete and correct list of all Receivables as of the Last Balance Sheet Date, which list sets forth the aging of each Receivable. Except as set forth on Section 4.16 of the Disclosure Schedules, (i) no account debtor or note debtor is delinquent for payments in excess of $5,000 or for more than 90 days, (ii) no account debtor or note debtor has refused or threatened to refuse to pay its obligations to the Company for any reason, or has otherwise made a claim to set-off or similar claim, (iii) to Company’s Knowledge, no account debtor or note debtor is insolvent or bankrupt and (iv) all accrued fees are billable and collectible by the Company.

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Section 4.17 Insurance.

(a) Section 4.17 of the Disclosure Schedule sets forth a correct and complete list and description of all insurance policies and other forms of insurance related to the ownership and operation of the Business, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement from January 1, 2019 through the Closing Date.

(b) All such insurance policies are in full force and effect; all premiums due thereon have been paid by the Company through the Closing Date; and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore: (i) the Company has not received any written notice of cancellation or non-renewal of any such policy or arrangement nor, to the Company’s Knowledge, is the termination of any such policy or arrangement threatened; (ii) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements; (iii) the Company has not received any written notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company in the future on substantially the same terms as now in effect; and (iv) none of such policies or arrangements provides for experienced-based liability or loss sharing arrangement affecting the Company.

Section 4.18 No Illegal Payments, Etc. Neither the Company nor any of its directors, officers, managers, or, to the Company’s Knowledge, employees, agents or members has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, client, governmental official or employee or other Person in order to obtain favorable treatment for the Company (or assist in connection with any actual or proposed transaction with the Company) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which might subject the Company to any damage or penalty in any Legal Action or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose on behalf of the Company or as part of the duties of their employment with the Company.

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Section 4.19 Books and Records. The Books and Records and other financial records of the Company (i) are complete and correct in all material respects and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in all material respects in accordance with good business and accounting practices. All transactions of the Company have been accurately and correctly recorded in the Books and Records of the Company. At the Closing, all of the Books and Records of the Company will be in the possession or control of the Company.

Section 4.20 Bank Accounts and Powers of Attorney. Section 4.20 of the Disclosure Schedule sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Section 4.20 of the Disclosure Schedule. Except as disclosed on Section 4.20 of the Disclosure Schedule, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to the Business for any purpose whatsoever.

Section 4.21 Related Party Transactions. There are no Related Party Transactions currently in effect or that were entered into (whether or not still in effect) since January 1, 2020.

Section 4.22 Broker or Finder. No agent, broker, investment banker or financial advisor will be entitled to any broker’s or finder’s fee or commission in connection with the transactions contemplated under this Agreement.

Section 4.23 Privacy and Data Security. The Company and the conduct of the Business are in material compliance with, and have been in material compliance with, all Data Privacy and Security Requirements. The Company has implemented and maintained a security plan which implements and monitors commercially reasonable administrative, technical, and physical safeguards reasonably designed to ensure that Personal Data within the Company’s possession or control is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse (such plans, collectively, the “Security Practices”). The Company’s Security Practices conform in all material respects with any public information security statements made by the Company. Except as set forth on Section 4.23 of the Disclosure Schedule, there have not been any actual, alleged or suspected incidents of data security breaches, unauthorized access or use of any of the Company IT Systems or Business systems, or unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any data related to the Business or the Company. There have not been any claims, allegations, investigations, inquiries, or complaints (whether by an Authority or any other Person) relating to Data Privacy and Security Requirements. The transactions will not result in any liabilities in connection with any Data Privacy and Security Requirements.

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Article V
Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Sellers that the following statements are true and correct as of the Closing Date:

Section 5.1 Organization and Business; Power and Authority; Non-Contravention.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and possesses full corporate right, power and authority to own, lease and operate its assets as now owned or leased and operated, and is duly qualified and in good standing in each other jurisdiction in which the character of the assets owned, leased or operated by Purchaser requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser.

(b) Purchaser has full power and authority to enable it to execute and deliver, and to perform its obligations under, this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document to which it is a party have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each other Transaction Document executed or required to be executed by it pursuant hereto or thereto or to consummate the transactions contemplated hereby and thereby when executed and delivered by Purchaser will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.

Section 5.2 No Conflicts; Consents.

(a) Neither the execution, delivery or performance by Purchaser of this Agreement or any Transaction Document to which Purchaser will be a party, nor the consummation of the transactions contemplated hereby and thereby, will (with or without notice or lapse of time or both):

(i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Purchaser or any resolutions adopted by the board of directors of Purchaser;

(ii) conflict with or result in a violation of, or give any Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Law or Order applicable to Purchaser or the assets, or operation of the business, of Purchaser;

(iii) (A) conflict with or result in a violation or breach of, (B) constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or (D) require the consent of, or the giving of notice to, any other Person under, any Contract to which Purchaser is a party or is bound or to which any of the properties or assets of Purchaser are subject, or any Permit affecting the properties, assets or business of Purchaser; or

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(iv) result in the creation or imposition of any Lien on any properties or assets of Purchaser.

(b) No consent, permit, declaration or filing with, or notice to, any Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby.

Section 5.3 Litigation. There is no Legal Action pending or, to Purchaser’s knowledge, threatened (i) against or by Purchaser affecting any of its properties or assets, or (ii) against Purchaser or any of its Affiliates that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, and, there are no presently existing facts or circumstances that would constitute a reasonable basis therefor.

Section 5.4 SEC Filings. Purchaser has furnished or made available to Sellers a true and complete copy of each report, schedule, registration statement and proxy statement filed by the Purchaser with the SEC, it being understood that the documents filed on the SEC’s EDGAR website satisfied such obligation (collectively, and as such documents have since the time of their filing been amended, the “Purchaser SEC Documents”). As of their respective dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents.

Section 5.5 Financial Representations. Included with the Purchaser SEC Documents are true, correct and complete copies of audited balance sheets for Purchaser dated as of December 31, 2022 and unaudited balance sheets for Purchaser dated as of June 30, 2023, together with related statements of income, cash flows, and changes in shareholder’s equity for the fiscal year and interim period then ended (collectively, the “Purchaser Financial Statements”). The Purchaser Financial Statements:

(a) Are in accordance with the books and records of Purchaser in all material respects;

(b) Present fairly the condition of Purchaser as of the respective dates indicated and the results of operations for such periods (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes); and

(c) Have been prepared in accordance with US GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC).

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Section 5.6 No Undisclosed Liabilities. Purchaser has no material Liabilities or obligations, either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which (a) are not set forth in the Purchaser Financial Statements or have not heretofore been paid or discharged; (b) did not arise in the ordinary course of business or Purchaser; or (c) have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Purchaser Financial Statements.

Section 5.7 Compliance Neither the Purchaser nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Purchaser or any Subsidiary under), nor has the Purchaser or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or Order of any court, arbitrator or other Authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any Authority, including without limitation all foreign, federal, state and local laws relating to Taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a material adverse effect on Purchaser’s ability to consummate the transactions contemplated herein or the execution, delivery or performance of this Agreement.Section 5.8Broker or Finder. No agent, broker, investment banker or financial advisor engaged by or on behalf of Purchaser or any of its Affiliates is or will be entitled to a broker’s or finder’s fee or commission in connection with the transactions contemplated hereby or the execution, delivery or performance of this Agreement.

Section 5.9 Issuance of Securities. The Dolphin Common Stock is duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, and free and clear of all Liens, encumbrances and rights of refusal of any kind.

Article VI
Covenants

Section 6.1 Agreement to Cooperate. If and for so long as Purchaser or the Company is actively contesting or defending against any Legal Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Company or the Business relating to periods prior to the Closing Date, Sellers will cooperate in the contest or defense and provide such testimony as may be required by Purchaser in connection with the contest or defense at the cost and expense of Purchaser (unless and to the extent Purchaser is entitled to indemnification therefor hereunder, in which event such costs and expenses shall be borne by Sellers).

Section 6.2 Tax Matters.

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(a) Responsibility for Filing Tax Returns for Periods through Closing Date. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date that relate to Tax periods ending on or before the Closing Date. Sellers shall permit Purchaser to review and comment on each such Tax Return with respect to a Pre-Closing Tax Period at least ten days prior to filing and shall make such revisions as are reasonably requested by Purchaser.

(b) Cooperation on Tax Matters. Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, Legal Action or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree to retain or cause to be retained all books and records with respect to Tax matters pertinent to the Company or its assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing Authority. Purchaser and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby).

(c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser when they become due. The party responsible shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate in obtaining any available exemptions with respect to Transfer Taxes.

(d) Allocation of Straddle Period Tax. For purposes of determining the amount of Taxes that are attributable to the Pre-Closing Tax Period with respect to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period (excluding any increase in Taxes for the period as a result of the transfer of the Membership Interests pursuant to this Agreement) multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

(e) Tax Sharing Agreements. All Tax Sharing Agreements, if any, to which the Company is a party shall terminate as of the Closing Date, so that after such time such entities will have no further rights or obligations thereunder or in respect thereof.

(f) Transaction Expenses. Any deductions or similar Tax benefits arising from the payment of the Transaction Expenses and, to the extent the deductions or similar Tax benefits resulting from a discharge are allocable to a Pre-Closing Tax Period, the discharge of Indebtedness shall be for the benefit of the Sellers to the maximum extent permitted by applicable Law.

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(g) Limitation on Actions Affecting Pre-Closing Tax Periods. On or after the Closing Date, Purchaser shall not, without the prior written consent of the Sellers, which consent shall not to be unreasonably withheld, conditioned or delayed, (i) make, revoke, or change any Tax election or adopt any Tax position with respect to the Company applicable to a Pre-Closing Tax Period, (ii) file, re-file, amend, or otherwise modify any Tax Return of the Company relating to any Pre-Closing Tax Period, or (iii) enter into any closing agreement, initiate any voluntary disclosure process or similar process with any taxing authority, extend or waive the limitation period applicable to any Tax proceeding, or surrender any right to claim a refund of Taxes, in each case for any Pre-Closing Tax Period to the extent such action is reasonably expected to give rise to a Seller Indemnification obligation under Article VII.

(h) Tax Proceedings and Audits. Notwithstanding anything to the contrary herein, Sellers shall jointly control (at Sellers’ expense) the contest of any audits, disputes, administrative, judicial or other proceedings relating to Taxes of the Company (“Tax Claims”) that are attributable to a Pre-Closing Tax Period (“Pre-Closing Tax Claims”). Sellers shall not settle or otherwise resolve any Pre-Closing Tax Claim without the prior consent of the Purchaser, which shall not be unreasonably withheld or delayed. Purchaser shall control (at Purchaser’s expense) the contest of all other Tax Claims. To the extent a Tax Claim attributable to a Straddle Period relates to a Pre-Closing Tax Period, Purchaser shall not settle or otherwise resolve such Tax Claim without the prior consent of Sellers’ Representative, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, if the Company is subject to a final partnership adjustment for any Pre-Closing Tax Period, such adjustment shall be taken into account by the former partners and/or members of the Company pursuant to Section 6241(7) of the Code and, to the extent Section 6241(7) of the Code were deemed not to be applicable, the Company shall, to the extent the Company has not elected out of the provisions of The Bipartisan Budget Act of 2015 (Public Law No. 114-74) for such Pre-Closing Tax Period, make or cause to be made an election under Section 6226 of the Code with respect to such adjustment, and the parties shall take any other action such as filings, disclosures and notifications, necessary to effectuate such election.

(i) Purchase Price Allocation. Within ninety (90) days following the Closing, Purchaser shall prepare and deliver to Sellers’ Representative an allocation of the Purchase Price among the assets of the Company (the “Allocation”), in accordance with Section 1060 of the Code, the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. Law, as appropriate), and the methodology set forth on Section 6.2(i) of the Disclosure Schedule. Sellers’ Representative may dispute any amounts reflected on the Allocation by providing notice to Purchaser of the disputed items and setting forth Sellers’ Representative’s proposed allocation of the Purchase Price and other relevant amounts. In such case, the Sellers’ Representative and Purchaser agree to consult with each other in good faith to explore whether a mutually satisfactory solution to the disputed matters, if any, can be reached. An Allocation prepared by Purchaser if not disputed by the Sellers’ Representative, or otherwise as adjusted pursuant to any agreement between Sellers’ Representative and Purchaser, shall be binding upon the Parties. The Purchaser, the Company, the Sellers and their Affiliates shall report, act and file all required Tax Returns (including, without limitation, IRS Form 8594) in all respects and for all purposes consistent with such Allocation. None of the Purchaser, Company or the Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation unless required to do so by applicable Law. If Sellers’ Representative and Purchaser are unable to reach a mutually satisfactory solution to the disputed matters, Sellers and Purchaser may each prepare its own allocation pursuant to Section 1060 of the Code, the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. Law, as appropriate), and the methodology set forth on Section 6.2(i) of the Disclosure Schedule. Any adjustments to the components of the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with this Section 6.2(i).

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(j) Intended Tax Treatment. The parties hereto acknowledge and agree that, under the principles set forth in Revenue Ruling 99-6, 1999-1 C.B. 432, the purchase and sale of the Membership Interests shall be treated for federal and applicable state Tax purposes as follows: (i) from the Sellers’ perspective, such transaction shall be treated as a sale of each Seller’s Membership Interest to the Purchaser, and (ii) from the Purchaser’s perspective, such transaction shall be treated as a purchase of a proportionate, undivided interest in the assets of the Company from each Seller.

Section 6.3 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel) or any rules or requirements of any stock exchange or regulatory or other supervisory body or authority of competent jurisdiction, no Party to this Agreement shall make any public announcements in respect of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.4 Confidentiality.

(a) Each Seller acknowledges that the success of the Company after the Closing Date depends upon the continued preservation of the confidentiality of certain information possessed by Sellers, that the preservation of the confidentiality of such information by Sellers is an essential premise of the bargain between the parties hereto, and that Purchaser would be unwilling to enter into this Agreement in the absence of this Section 6.4(a). Accordingly, Sellers hereby agree with Purchaser that Sellers will not, and that each Seller will cause his, her, or its Affiliates and Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, disclose or use, any confidential or proprietary information involving or relating to the Business or the Company, including: (i) customer and supplier information, including lists of names and addresses of customers and suppliers of the Company and its Affiliates; (ii) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates; (iii) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company; (iv) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities of the Company’s information systems, Company IT Systems and Company technology; (v) information identified as confidential and/or proprietary in internal documents of the Company and (vi) all information that would be a trade secret under any applicable Law; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section  6.4(a) will not prohibit any retention of copies of records or disclosure (A) required by any applicable Law so long as reasonable prior notice is given to Purchaser of such disclosure and a reasonable opportunity is afforded to Purchaser to contest the same or (B) made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the transactions contemplated hereby. Sellers agree that Sellers will be responsible for any breach or violation of the provisions of this Section  6.4(a) by any of Sellers’ Representatives and Affiliates.

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(b) Notwithstanding the foregoing, Sellers and each of Sellers’ Representatives and Affiliates may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other Tax analyses) that are provided to Sellers relating to such Tax treatment and Tax structure.

Section 6.5 Restrictive Covenants.

(a) Acknowledgement. Sellers acknowlege (i) the covenants of the Sellers set forth in this Section 6.5 and Section 6.4 are an essential element of this Agreement and that, but for the agreement of the Sellers to comply with these covenants, the Purchaser would not have entered into this Agreement, (ii) this Section 6.5 and Section 6.4 constitute independent covenants that shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser and (iii) the covenants set forth in this Section 6.5 and Section 6.4 are reasonable (with respect to scope, duration and otherwise) and are necessary to protect and preserve the Business. Moreover, the Sellers agree that if the scope of any covenant set forth in this Section 6.5 and Section 6.4 shall be held to be too broad to be enforceable under California law, then such covenant shall only be enforceable to the extent allowed under California law and any unenforceable part of such covenant shall be deemed not to be contained in such covenant.

(b) Non-Competition. During the Restricted Period, neither Seller 1 nor Seller 2 (each, a “Restricted Party”, and collectively, the “Restricted Parties”) shall, directly or indirectly, engage in or carry on the Business in the United States. For purposes of this Section 6.5(b), the term “engage in” shall encompass and include, without limitation, owning an interest in, managing, operating, joining, controlling, lending money or rendering financial or other assistance to or participating in a business, whether as an officer, employee, partner, shareholder, member, consultant or otherwise, and whether the activity is performed or occurs directly or indirectly. Notwithstanding the foregoing, (i) the Restricted Parties may own, directly or indirectly, up to five percent (5%) of any class of “publicly traded securities” of any Person which owns or operates a business substantially similar to the Business and (ii) the Restricted Parties may own, directly or indirectly, Dolphin Common Stock. The phrase “publicly traded securities” as used herein means securities that are traded on a national securities exchange.

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(c) Non-Solicitation of Employees. During the Restricted Period, each Restricted Party agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any person who is an employee of the Company. Notwithstanding the foregoing, nothing shall prohibit the Restricted Parties from general solicitation not otherwise targeted to any specific employee(s) of the Company, in a periodical of general circulation or on the internet.

(d) Non-Solicitation of Customers. Each Restricted Party understands and acknowledges that because of such Restricted Party’s experience with and relationship to the Company, each Restricted Party will have access to and learn about much or all of the Company’s Customer Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer. Each Restricted Party understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. Each Restricted Party agrees and covenants, during the Restricted Period, not to directly or indirectly solicit the customers who are current customers or Prospective Customers of the Company for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or directly or indirectly induce the termination of the current customers or Prospective Customers of the Company as of the Closing Date to terminate their business with the Company. “Prospective Customers” shall mean any and all persons or entities with whom the Company has engaged in substantial discussions for the provision of services. Notwithstanding the foregoing, nothing shall prohibit Seller from publishing in a periodical of general circulation or on the internet.

Section 6.6 Further Assurances. At any time and from time to time after the Closing Date, at the reasonable request of Purchaser and at Purchaser’s expense, as promptly as reasonably practicable, Sellers shall (i) execute and deliver to Purchaser such instruments of transfer, conveyance, assignment and confirmation, in addition to those executed and delivered by Sellers at the Closing, (ii) take such actions as Purchaser may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby, and permit Purchaser to exercise all rights as a holder of the Membership Interests and otherwise to give full effect to the provisions of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. Sellers agree to furnish any additional information reasonably requested by Purchaser or any of its Affiliates to ensure compliance with the Securities Laws in connection with the issuance of the Stock Consideration.

Article VII
Indemnification

Section 7.1 Survival Period.

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(a) Subject to the other terms and conditions of this Article VII, each of the representations and warranties set forth in this Agreement, any other Transaction Document or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement, shall survive (together with any right to assert a claim under Section  7.2(a) or Section  7.3(a), as applicable) the Closing and the consummation of the transactions contemplated hereby and shall expire on the date that is twelve months after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.1, Section 3.2, Section  4.1, Section  4.2, Section  4.4, Section 4.12, and Section  4.22 shall survive (together with any right to assert a claim under Section 7.2(a)) until 60 days after the expiration of the applicable statute of limitations.

(b) Each of the covenants and other agreements contained in this Agreement, any other Transaction Document or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement shall survive (together with any right to assert a claim under Section 7.2(b) or Section 7.3(b), as applicable) the Closing and the consummation of the transactions contemplated hereby until the later of the expiration of (i) its term and (ii) the applicable statute of limitations.

(c) Notwithstanding anything to the contrary herein, (i) any Claim asserted pursuant to this Article VII by delivery of a Claim Notice prior to the expiration of the applicable survival period set forth in Section 7.1(a) or Section 7.1(b) shall survive until such Claim is fully and finally resolved, and (ii) the delivery of such a Claim Notice shall extend the applicable survival period until such Claim is fully and finally resolved, irrespective of whether the Party delivering such Claim Notice has initiated any Legal Action or otherwise taken any further action in connection with the matters constituting the basis for such claim.

Section 7.2 Sellers’ Indemnification Obligations. Subject to the other terms and conditions of this Article VII, from and after the Closing, Sellers shall jointly and severally (except in the case of Seller 3 and Seller 4, in which case, severally and not jointly), indemnify, defend, save and hold each Purchaser Indemnitee harmless against and from, and shall pay and reimburse each of the Purchaser Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, resulting from, arising out of or relating to:

(a) any inaccuracy in or breach of any representation and warranty made by Sellers contained in this Agreement, any other Transaction Document or in any certificate or other instrument delivered by or on behalf of Sellers pursuant to this Agreement;

(b) the breach by any Seller of, or failure of a Seller to comply with or fulfill, any of the covenants or obligations under this Agreement (including Sellers’ obligations under this Article VII) or any other Transaction Document;

(c) claims by any current or former equityholders or directors against the Companies relating to causes of action accruing prior to closing (in each case other than unpaid employment-related compensation in the ordinary course of business and taken into account in determining the Final Working Capital);

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(d) any Closing Indebtedness or Transaction Expenses not discharged on or prior to the Closing, to the extent such Transaction Expenses are not included in the computation of Final Working Capital; and

(e) any Pre-Closing Taxes.

Section 7.3 Purchaser’s Indemnification Obligations. Subject to the other terms and conditions of this Article VII, from and after the Closing, Purchaser shall indemnify, defend, save and hold each Seller Indemnitee harmless against and from, and shall pay and reimburse each Seller Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, resulting from, arising out of or relating to:

(a) any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement, in any other Transaction Document or in any other certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement;

(b) any breach by Purchaser of, or failure by Purchaser to comply with or fulfill, any of the covenants or obligations under this Agreement (including Purchaser’s obligations under this Article VII) or any other Transaction Document;

Section 7.4 Limitation and Other Matters Relating to Indemnification.

(a) Sellers shall not be liable for any indemnification obligations pursuant to Section 7.2(a) until the aggregate amount of Losses with respect to matters referred to in Section 7.2(a) equals $50,000 (the “Sellers Deductible”), and once the Sellers Deductible is met, Sellers shall each be responsible for all Losses from the first dollar above the Sellers Deductible, up to a maximum aggregate amount of Losses equal to $500,000 (the “Liability Cap”). Notwithstanding anything herein to the contrary, neither the Sellers Deductible nor the Liability Cap will apply (i) in the case of fraud, intentional misrepresentation or willful misconduct, (ii) with respect to Sellers’ indemnification obligations pursuant to any other provision of Section 7.2 other than Section  7.2(a), (iii) with respect to any breach of or inaccuracy in the representations set forth in Section 4.12 or (iv) with respect to any breach of or inaccuracy in any Fundamental Representation.

(b) Purchaser shall not be liable for any indemnification obligations pursuant to Section 7.3(a) until the aggregate amount of Losses with respect to matters referred to in Section 7.3(a) equals $50,000 (the “Purchaser Deductible”), and once the Purchaser Basket is met, Purchaser shall be responsible for all Losses from the first dollar above the Purchaser Deductible, up to a maximum aggregate amount of Losses equal to the Liability Cap. Notwithstanding anything herein to the contrary, neither the Purchaser Deductible nor the Liability Cap will apply (i) in the case of fraud, intentional misrepresentation or willful misconduct, or (ii) with respect to Purchaser’s indemnification obligations pursuant to any other provision of Section 7.3 other than Section 7.3(a).

(c) For the purposes of calculating the amount of Losses related to a breach of, or inaccuracy in, any representation or warranty for the purposes of Section7.2(a), any qualification as to materiality, “Material Adverse Effect” or any other similar qualification or standard contained in Article III or Article IV of this Agreement or in any certificate or other instrument delivered by or on behalf of Sellers pursuant to this Agreement shall be disregarded (it being understood that (i) the word “Material” in the defined term “Material Contracts”, and (ii) the qualification as to “Material Adverse Effect” contained in Section 4.5(c) shall not be disregarded for any of such purposes).

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(d) Notwithstanding anything to the contrary herein, except in the case of fraud, intentional misrepresentation or willful misconduct, in no instance shall a Seller be liable for any indemnification obligations in excess of such Seller’s Pro Rata Percentage of the Purchase Price.

Section 7.5 Indemnification Procedures.

(a) All claims for indemnification pursuant to this Article  VII shall be made in accordance with the procedures set forth in this Section 7.5. A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article  VII (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim; provided, however, that any such Claim Notice need only specify such information to the knowledge of the Indemnified Party as of the date of such Claim Notice and shall not limit or prejudice any of the rights or remedies of any Indemnified Party on the basis of any limitations on the information included in such Claim Notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other privilege. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Action made or brought by any Person (other than a Purchaser Indemnitee or a Seller Indemnitee in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), reasonably promptly following receipt of notice of the assertion or commencement of such Legal Action, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), reasonably promptly after the Indemnified Party determines that it intends to seek indemnification for such Direct Claim; provided, however, that (1) no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially and adversely prejudiced by such failure and (2) the right to indemnification of an Indemnified Party in connection with any Third-Party Claim (x) shall not accrue until such Indemnified Party receives notice of the assertion or commencement of a Legal Action in connection with such Third-Party Claim and (y) shall not be deemed time-barred or otherwise unavailable until no less than 90 days after such Indemnified Party’s receipt of any such notice (and any statute of limitations or common law principal that limits or purports to limit the availability of such right to indemnification shall be deemed tolled, to the extent necessary, until such 90 day period has ended). The Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any Direct Claim for a period of 30 Business Days before commencing any Legal Action in connection with such Claim.

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(b) With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within 30 days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing that is reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that such Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) that seeks any injunctive or other equitable relief against the Indemnified Party, (ii) that seeks monetary damages the amount of which would reasonably be expected to exceed any limitation on the amount of Losses for which the Indemnifying Party is responsible hereunder, (iii) if the Indemnifying Party is a Seller, has been brought by or on behalf of any customer or supplier of Purchaser or any of its Affiliates (which Affiliates shall include, after the Closing, the Company), (iv) for which the Indemnified Party has been advised by counsel that an actual conflict of interest exists that cannot be waived between the Indemnifying Party and the Indemnified Party in connection with the defense of such Third-Party Claim, (v) that relates to or arises in connection with any criminal Legal Action or Taxes, (vi) that the Indemnifying Party does not diligently defend in good faith or (vii) which the Indemnifying Party has not acknowledged is subject to indemnification pursuant to this Article VII. The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it; provided, however, that if, in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of separate counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to control the defense of such Third-Party Claim (including by failing to promptly notify the Indemnified Party in writing of its election to control such defense in accordance with this Section  7.5(b)) or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the fees and expenses of counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. Each of Purchaser and each Seller shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Action and the defense thereof and shall consider in good faith any recommendations made by the other Party with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that no such consent shall be required if such settlement would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (B) not impose any Liability or obligation (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

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(d) To the extent of any confliction between the provisions of this Section 7.5 and Section 6.2(h), Section 6.2(h) shall control.

Section 7.6 Time for Payment of Claims; Insurance; Treatment of Indemnification Payments. Except as otherwise set forth in this Article VII, any amount owing by any Person pursuant to this Article VII shall be paid within ten Business Days after determination of such amount. The amount which an Indemnifying Party is required to pay to an Indemnified Party pursuant to this Article VII shall be reduced by any insurance proceeds actually received by the Indemnified Party that actually reduce the amount of the Loss (net of any costs, expenses, premiums or Taxes incurred in connection therewith (including but not limited to any future increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof, and costs incurred in seeking such collection of proceeds)); provided, that the Indemnified Party shall not be required to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement; provided, further, that the existence of a claim by an Indemnified Party for insurance or against a third party in respect of any Loss shall not delay any payment pursuant to the indemnification provisions contained in this Article VII and otherwise determined to be due and owing by an Indemnifying Party. Notwithstanding the foregoing, if an Indemnifying Party pays an Indemnified Party an amount pursuant to this Section 7.6 which the Indemnified Party later actually recovers from insurance or another third party, the Indemnified Party shall promptly repay such amount to the Indemnifying Party, less the costs of recovery. All amounts paid by Purchaser or Sellers pursuant to the indemnification provisions of this Agreement shall be treated as adjustments to the Purchase Price for all Tax purposes to the extent permitted by Law. Each Party has a duty to mitigate the damages that would otherwise be recoverable from the other Party pursuant to this Agreement by taking appropriate, commercially reasonable actions to reduce or limit the amount of such damages.

Section 7.7 Indemnification Exclusive Remedy.

(a) Subject to Section 7.7(b), from and after the Closing, the Parties acknowledge and agree that this Article  VII shall be the sole and exclusive remedy of the Indemnified Parties, including Purchaser and Sellers, with respect to any claims for Losses for which indemnification is provided hereunder; provided, however, that nothing in this Section 7.7(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.4 or Section 8.9.

(b) Notwithstanding anything to the contrary in this Agreement, nothing in this Article VII (including Section7.4 and Section7.7(a)) shall limit (i) the rights or remedies of any Person under this Agreement following the Closing Date based upon or in connection with fraud, intentional misrepresentation, willful breach, or gross negligence, (ii) any Party’s right to bring claims based on fraud, intentional misrepresentation or willful breach with respect to this Agreement at any time following the Closing Date (which such right shall survive indefinitely or until the latest time permitted by applicable Law), or (iii) any Party’s right to obtain specific performance, proportionate reduction of the purchase price or other injunctive relief with respect to any such breach or alleged breach of any such representation, warranty, covenant or agreement.

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Article VIII
Miscellaneous

Section 8.1 Fees, Expenses and Other Payments. All costs and expenses (including fees and expenses of counsel, accountants, investment bankers, brokers, finders, financial advisers and other consultants, advisers and Representatives for all activities of such Persons undertaken pursuant to the provisions of this Agreement) incurred in connection with the negotiation, preparation, performance and enforcement of this Agreement, whether or not such transactions are consummated, incurred by the Parties shall be borne solely and entirely by the Party that has incurred such costs and expenses, except to the extent otherwise specifically set forth in this Agreement.

Section 8.2 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be sent to such other person(s), address(es), email address(es) or facsimile number(s) as the Party to receive any such notice or communication may have designated by written notice to the other Party. Such notice shall be deemed given: (a) when received if given in person; (b) on the date of transmission if sent by facsimile, electronic mail or other wire transmission (receipt confirmed); (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; (d) if sent domestically by a nationally recognized overnight delivery service, the first day following the date given to such overnight delivery service; and (e) if sent internationally by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service.

If to Purchaser:	Dolphin Entertainment, Inc. 150 Alhambra Circle Suite 1200 Coral Gables, FL 33134 Attention: William O’ Dowd Email: billodowd@dolphinentertainment.com

with a copy to (which shall not constitute notice to Purchaser):	K&L Gates LLP 200 S. Biscayne Blvd Suite 3900 Miami, FL 33131 Attention: Clayton Parker Email: Clayton.parker@klgates.com

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If to Sellers:

Nicole Vecchiarelli

***

Email: nicole@specialprojectsmedia.com

Andrea Oliveri

***

Email: Andrea@specialprojectsmedia.com

Foxglove Corp.

***

Email: SusanHoldenCPA@gmail.com

Alexandra Alonso,

***

Email: alexandra@specialprojectsmedia.com

with a copy to (which shall not constitute notice to Sellers):	DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, NY 10020 Attention: Jonathan Klein Email: jonathan.klein@us.dlapiper.com

Section 8.3 Waivers; Amendments. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed, in the case of a waiver, by the Party against whom the waiver is to be effective, and, in the case of an amendment, modification, supplement or discharge, by Sellers and Purchaser. No delay on the part of any Party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any waiver or consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or any other Transaction Document or to exercise any right or remedy hereunder shall not constitute a waiver of any such covenant, term, condition or other provision hereof or default in connection therewith. The waiver of any covenant, term, condition or other provision hereof or default hereunder shall not affect or alter this Agreement or any other Transaction Document in any other respect, and each and every covenant, term, condition or other provision of this Agreement or any Transaction Document shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection herewith, unless specifically stated so in writing.

Section 8.4 Entire Agreement. This Agreement (together with the other Transaction Documents and any other documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the Parties, with respect to the subject matter hereof.

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Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 8.5 shall be null and void and of no force and effect. Notwithstanding the preceding sentence, Purchaser may, without the prior written consent of Sellers, assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates; provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentences of this Section 8.5, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.6 Governing Law. This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

Section 8.7 Jurisdiction; Forum. The Parties agree that the appropriate and exclusive forum for any dispute between any of the Parties arising out of this Agreement shall be in any state or federal court in Los Angeles County, California, and the Parties further agree that the Parties will not (and will not permit their respective Affiliates to) bring suit with respect to any disputes arising out of this Agreement in any court or jurisdiction other than the above-specified courts; provided, however, that the foregoing shall not limit the rights of a Party to obtain execution of judgment in any other jurisdiction. The Parties waive any defense of inconvenient forum to the maintenance of any dispute so brought in the above-specified courts. The Parties further agree, to the extent permitted by applicable Law, that final and non-appealable judgment in any dispute contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. The Parties irrevocably consent to the service of process in any dispute by the mailing of copies thereof by registered or certified mail, return receipt requested, first class postage prepaid to the addresses set forth in Section 8.2 or such other address as specified by a Party in accordance with Section 8.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 8.8 Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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Section 8.9 Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy. The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Action should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

Section 8.10 No Third-Party Beneficiaries. Except to the extent provided in Article VII (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions, including all Purchaser Indemnitees and Seller Indemnitees), this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the Parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.12 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.13 Representation of the Company and Sellers. Purchaser hereby agrees that DLA Piper LLP (US) may represent any or all of Sellers, in the event such Person so requests, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement and otherwise provide advice to Sellers with respect to the interpretation of, and any negotiations in connection with, this Agreement and the transactions contemplated hereby or in connection with any other matter relating to the process for the sale of the Company by the Sellers, and Purchaser hereby waive any conflicts that may arise in connection with such representation. Purchaser hereby irrevocably acknowledges and agrees that all communications pertaining to the Company and their counsel, including DLA Piper LLP (US) made in connection with the negotiation, preparation, execution and delivery of this Agreement or relating to the process for the sale of the Company by Sellers, are privileged communications between the Company and such counsel and neither Purchaser, nor any Person purporting to act on behalf of or through Purchaser, will seek to obtain the same by any process; provided, that applicable communications between the Company and its legal counsel, in each case that were not made in connection with the negotiation, preparation, execution and delivery of this Agreement or that do not relate to the process for the sale of the Company by Sellers shall pass to the Company. From and after the Closing, each of Purchaser and the Company, waives and will not assert any attorney-client privilege with respect to any communication between DLA Piper LLP (US) and the Company or Sellers occurring during the representation in connection with the negotiation, preparation, execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PURCHASER:

DOLPHIN ENTERTAINMENT, INC.

By: /s/ William O'Dowd IV
Name: William O’Dowd IV
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLERS:

/s/ Nicole Vecchiarelli
Nicole Vecchiarelli

/s/ Andrea Oliveri
Andrea Oliveri

FOXGLOVE CORP.

By: /s/ Susan Holden
Name: Susan Holden
Title: President

/s/ Alexandra Alonso
Alexandra Alonso

EXHIBIT A
FORM OF EMPLOYMENT AGREEMENT

EXHIBIT B
WORKING CAPITAL CALCULATION;
CURRENT ASSETS AND CURRENT LIABILITIES

EXHIBIT C
Form of GENERAL RELEASE

EXHIBIT D
FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS AGREEMENT